Exhibit 99.1

QWEST REPORTS FOURTH QUARTER AND FULL YEAR 2008 RESULTS

(in millions, except per share amounts)

	4Q 08	4Q 07	Change	FY 2008	FY 2007	Change
Operating Revenue	$3,315	$3,435	(3)%	$13,475	$13,778	(2)%
Income before Income Taxes	303	260	17%	1,099	664	66%
Net Income	185	366	(49)%	681	2,917	(77)%
Net Income per Diluted Share	$0.11	$0.20	(45)%	$0.39	$1.52	(74)%

Fourth Quarter Highlights

•                  Income before income taxes increases 17 percent year over year

•                  Improved revenue mix, strong cost controls bolster margins across all business segments; consolidated adjusted EBITDA(a) increases 4%

•                  Continued growth in enterprise revenue fueled by 9% year-over-year growth in data and IP

•                  Data, Internet and video revenue now 25 percent of Mass Markets revenue

•                  Steady demand for consumer broadband services; subscriber base expands 9 percent year over year

•                  FTTN coverage reaches 1.9 million potential customers

DENVER, Feb. 10, 2009 - Qwest Communications International Inc. (NYSE:Q) today reported financial results for the fourth quarter and full-year 2008.  In the fourth quarter of 2008, net income was $185 million, or 11 cents per diluted share, compared to $366 million, or 20 cents per diluted share, for the fourth quarter of 2007. The results include severance charges of $19 million, or 1 cent per diluted share, in the fourth quarter of 2008. The earnings per share calculations reflect higher pretax income compared to the fourth quarter of 2007, offset by increased tax expense as the company recorded normal effective tax rates beginning in 2008. Income before income taxes in the fourth quarter increased 17 percent compared to the fourth quarter of 2007.

Revenue in the quarter was $3.3 billion, a decline of 3 percent compared to $3.4 billion in the fourth quarter of 2007 and a decline of 2 percent compared to the third quarter of 2008.  Adjusted EBITDA for the quarter was $1.18 billion, a 4 percent increase compared to $1.14 billion in the year-ago period and a 9 percent increase compared to

(a) See Attachment E for Non GAAP Reconciliation

$1.08 billion in the third quarter.  Adjusted EBITDA margin was 35.6 percent compared to 33.1 percent in the fourth quarter of 2007 and 32.1 percent in the third quarter.

For the full year, net income was $681 million, or 39 cents per diluted share, compared to $2.9 billion, or $1.52 per diluted share, in 2007.  Full-year results reflect the same normal effective tax rate dynamics as the fourth quarter. Earnings per share results include net special charges of 3 cents per diluted share in 2008 and 20 cents per diluted share in 2007.  Income before income taxes was up 13 percent after adjusting for one-time items.  Full-year 2008 operating revenue of $13.5 billion declined 2 percent from the full-year 2007.  Annual adjusted free cash flow for 2008 was $1.44 billion.

In the fourth quarter, Qwest continued to make solid progress on key initiatives while achieving strong improvements in profitability.  Once again, the company had strong demand for its lineup of strategic products including enterprise IP services. Mass Markets reported net broadband gains of 54,000 in the quarter with the growth supported by the company’s rapidly expanding fiber to the node (FTTN) network. In the quarter, Qwest migrated more than 180,000 customers from its MVNO service to the Verizon Wireless platform. The company reduced its workforce by 1,700 employees in the quarter resulting in a full-year workforce reduction of 11 percent.  In the fourth quarter, each of Qwest’s three business units reported strong improvements in operating margins both sequentially and year over year.

“Our improved profitability in the fourth quarter reflects an intense focus by the entire team,” said Edward A. Mueller, Qwest chairman and CEO.  “Under challenging market conditions, we delivered strong performance across each of our business units. The execution that we demonstrated over the past couple of quarters will provide a solid foundation in the current difficult economic climate.”

CONSOLIDATED FINANCIAL RESULTS

Revenue

Total revenue for the fourth quarter of $3.3 billion reflects an 8 percent year-over-year growth in data, Internet and video revenues, which was offset by a decline of 9 percent in voice revenue and a 33 percent decrease in wireless revenues.  The growth in data, Internet and video revenues is the result of continued strong demand from enterprise customers and growth in Mass Markets and Wholesale. Voice revenues were impacted by lower residential access line trends and a focus on more profitable wholesale business, while the reduced wireless revenues are largely due to a change in the revenue business model. Excluding wireless, total revenue was down 1 percent sequentially and 2 percent compared to the fourth quarter of 2007.

Expense

Fourth-quarter operating expenses of $2.8 billion decreased 5 percent compared to the year-ago period and 6 percent sequentially.  In the quarter, overall expenses reflect lower voice interconnection, wireless and network operations expenses.  Favorable expense items, which are not expected to be recurring, reduced operating expense by approximately 1 percent in the quarter.

Net Income

Net income for the quarter was $185 million compared to $151 million in the third quarter and $366 million in the fourth quarter of 2007.  The sequential improvement in net income was the result of lower expenses while year-over-year comparisons primarily reflect a stronger operating contribution in the current period, which was more than offset by tax benefits in the year-ago period.

SEGMENT FINANCIAL RESULTS

Business Markets

The Business Markets segment delivered strong revenue and profit improvement in the quarter. Business Markets revenue totaled $1.1 billion, an increase of 4 percent year over year and up 1 percent from the third quarter.  Data and Internet revenue, which is approximately two-thirds of Business Markets total revenue, increased by 9 percent year over year.  This strong growth was offset by a 4 percent decline in voice revenue.

Operating expenses increased 2 percent compared to the fourth quarter of 2007 due to higher selling expenses partially offset by lower network costs.  Operating expenses declined 3 percent sequentially due to lower selling and network costs.

Segment income was $394 million in the quarter, a 9 percent increase year over year and a 7 percent increase sequentially.  The segment margin was 37.5 percent in the quarter, a 150 basis-point improvement from the fourth quarter of 2007 and a 220 basis-point increase sequentially.

Mass Markets

The Mass Markets segment produced solid broadband and video subscriber gains in the quarter and achieved substantial cost reductions and strong profit improvement.  Revenue for Mass Markets was $1.4 billion, a decrease of 7 percent year over year and a decline of 4 percent sequentially from the third quarter.  Excluding wireless, Mass Markets revenue decreased 5 percent year over year and 2 percent sequentially.   In the fourth quarter, Internet and video revenues improved 9 percent year over year on continued broadband subscriber growth of 54,000 and video additions of 37,000.  Access line losses of 10.5 percent year over year continued to pressure voice revenue results.

Operating expenses declined 19 percent compared to the fourth quarter of 2007 due to lower sales and marketing expenses, reduced wireless equipment and operating costs and lower network operations costs. Expenses declined 15 percent sequentially due to both lower selling and network costs.

Segment income was $736 million, a 6 percent improvement from the fourth quarter of 2007 and a 9 percent improvement sequentially.  The segment margin was 53.5 percent compared to 46.9 percent in the year-ago period and 47.3 percent in the third quarter.

Wholesale Markets

The Wholesale Markets segment successfully executed on its objective of achieving a more profitable revenue mix and delivered a strong improvement in margins and sequential growth in segment income. Wholesale reported fourth-quarter revenue of $789 million, a decline of 7 percent compared to the fourth quarter of 2007 and a 3 percent decline from the third quarter.  Compared to the year-ago period, data and Internet revenues were up 3 percent while voice revenues declined 14 percent.

Wholesale segment income for the quarter was $487 million, a decline of 5 percent from the fourth quarter of 2007 but an improvement of 6 percent from the third quarter.  Reflecting the business unit’s focus on improved profitability, the segment margin of 61.7 percent in the fourth quarter was a 120 basis-point improvement from a year ago and a 530 basis-point increase from the third quarter.

Cash Flow and Capital Spending

Adjusted free cash flow for the quarter was $593 million and $1.44 billion for the full year. Fourth-quarter adjusted free cash flow was impacted by an approximate $110 million sequential decline in accounts payables.  Adjusted free cash flow for the quarter excludes a $40 million payment for a legal settlement and includes $38 million in severance payments.

Capital spending in the quarter was $361 million, and the company invested a total of $1.78 billion for the full year.  This investment was targeted at network capacity, enhanced features and functionality, IP backbone expansion and the FTTN build.

Balance Sheet

In the fourth quarter, Qwest retired approximately $420 million of maturing debt.  At the end of the quarter, the company had gross debt outstanding of $13.7 billion and net debt of $13.0 billion.  During 2008, Qwest reduced gross debt by a total of approximately $600 million.  The ratio of net debt to annualized adjusted EBITDA for the quarter was approximately 2.9, down from 3.0 in the third quarter due to both lower debt and higher annualized adjusted EBITDA results.

Guidance

In light of the current economic environment, the company is maintaining a cautious view on its outlook for 2009.

For 2009, non-cash pension and OPEB expense is expected to increase by approximately $200 million, or approximately 7 cents per diluted share, compared to amounts recorded for 2008. Qwest will not make any cash contributions to its pension plan in 2009.  The company currently estimates its pension funding requirement in 2010 could be in a range of $0 to $300 million.

For the full year 2009, Qwest currently anticipates that adjusted free cash flow will be approximately $1.4 to $1.5 billion.  Adjusted EBITDA is expected to be $4.2 to $4.4 billion, inclusive of the expected increase in non-cash pension and OPEB expense. Finally, capital investment is forecasted to be about $1.8 billion and will be closely aligned with business conditions.

Conference Call Today

As previously announced, Qwest will host a conference call for investors and the media today at 9 a.m. EST. A live webcast, including a simultaneous slide presentation, and replay of the call is available at www.qwest.com/about/investor/events.

About Qwest

Customers coast to coast turn to Qwest’s industry-leading national fiber-optic network and world-class customer service to meet their communications and entertainment needs. For residential customers, Qwest offers a new generation of fiber-optic high-speed Internet service, as well as digital home phone, Verizon Wireless, and DIRECTV services.  Qwest is also the choice of 95 percent of Fortune 500 companies, offering a full suite of network, data and voice services for small businesses, large businesses, government agencies and wholesale customers. Additionally, Qwest participates in Networx, the largest communications services contract in the world, and is recognized as a leader in the network services market by a leading technology industry analyst firm.

# # #

Forward-Looking Statement Note

This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: access line losses due to increased competition, including from technology substitution of our access lines with wireless and cable alternatives, among others; our substantial indebtedness, and our inability to complete any efforts to further de-lever our balance sheet; adverse results of increased review and scrutiny by media and others (including any internal analyses) of financial reporting issues and practices or otherwise; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete including the effects of consolidation in our industry; changes in demand for our products and services; acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; changes in the outcome of future events from the assumed outcome included in our significant accounting policies; our ability to utilize net operating losses in projected amounts; and continued unfavorable general economic conditions, including the current financial crisis.

The information contained in this release is a statement of Qwest’s present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest’s assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest’s assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts’ estimates and other information prepared by third parties for which Qwest assumes no responsibility.

Qwest undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements and other statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

The marks that comprise the Qwest logo are registered trademarks of Qwest Communications International Inc. in the U.S. and certain other countries.

Contacts:	Media Contact:	Investor Contact:
	Diane Reberger	Kurt Fawkes
	303-992-1662	800-567-7296
	diane.reberger@qwest.com	IR@qwest.com

ATTACHMENT A

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended December 31,			Year Ended December 31,
	2008	2007	% Change	2008	2007	% Change
	(Dollars in millions except per share amounts, shares in thousands)

Operating revenue	$3,315	$3,435	(3.5)%	$13,475	$13,778	(2.2)%
Operating expenses (1):
Cost of sales (exclusive of depreciation and amortization)	1,023	1,184	(13.6)%	4,585	4,703	(2.5)%
Selling	551	546	0.9%	2,208	2,162	2.1%
General, administrative and other operating	581	568	2.3%	2,231	2,698	(17.3)%
Depreciation and amortization	601	613	(2.0)%	2,354	2,459	(4.3)%
Total operating expenses	2,756	2,911	(5.3)%	11,378	12,022	(5.4)%
Other expense (income)—net:
Interest expense on long-term borrowings and capital leases—net	251	267	(6.0)%	1,021	1,095	(6.8)%
Other—net	5	(3)	nm	(23)	(3)	nm
Total other expense (income)—net	256	264	(3.0)%	998	1,092	(8.6)%

Income before income taxes	303	260	16.5%	1,099	664	65.5%
Income tax (expense) benefit	(118)	106	nm	(418)	2,253	nm
Net income	$185	$366	(49.5)%	$681	$2,917	(76.7)%

Earnings per share:
Basic	$0.11	$0.20	(45.0)%	$0.39	$1.59	(75.5)%
Diluted	$0.11	$0.20	(45.0)%	$0.39	$1.52	(74.3)%

Weighted average shares outstanding:
Basic	1,696,833	1,792,953	(5.4)%	1,728,731	1,829,244	(5.5)%
Diluted	1,704,561	1,854,042	(8.1)%	1,736,587	1,920,766	(9.6)%

nm—Percentages greater than 200% and comparisons between positive and negative values or to/from zero values are considered not meaningful.

(1) During the first quarter of 2008, we changed the definitions we use to classify expenses as cost of sales, selling expenses or general, administrative and other operating expenses, and as a result certain prior period expenses in our condensed consolidated statements of operations have been reclassified. We have adjusted all prior period amounts to conform to the current period presentation.

ATTACHMENT B

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	December 31,
	2008	2007
	(Dollars in millions)

ASSETS

Current assets:
Cash and cash equivalents	$565	$902
Other	2,405	2,671
Total current assets	2,970	3,573
Property, plant and equipment—net and other	17,212	18,959
Total assets	$20,182	$22,532

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term borrowings	$820	$601
Accounts payable and other	3,033	3,608
Total current liabilities	3,853	4,209
Long-term borrowings—net	12,839	13,650
Other	4,939	4,110
Total liabilities	21,631	21,969
Stockholders’ (deficit) equity	(1,449)	563
Total liabilities and stockholders’ (deficit) equity	$20,182	$22,532

ATTACHMENT C

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Year Ended December 31,
	2008	2007
	(Dollars in millions)

Cash provided by operating activities	$2,931	$3,026
Cash used for investing activities	(1,693)	(1,601)
Cash used for financing activities	(1,575)	(1,764)
Decrease in cash and cash equivalents	$(337)	$(339)

ATTACHMENT D

QWEST COMMUNICATIONS INTERNATIONAL INC.

SELECTED CONSOLIDATED DATA

(UNAUDITED)

	Three Months Ended December 31,			Year Ended December 31,
	2008	2007	% Change	2008	2007	% Change
	(Dollars in millions)			(Dollars in millions)
Operating revenue (1):
Segment revenue:
Business markets:
Data and Internet services	$696	$637	9.3%	$2,637	$2,403	9.7%
Voice services	354	368	(3.8)%	1,462	1,509	(3.1)%
Total business markets	1,050	1,005	4.5%	4,099	3,912	4.8%
Mass markets:
Data, Internet and video services	344	315	9.2%	1,357	1,186	14.4%
Voice services	943	1,040	(9.3)%	3,924	4,258	(7.8)%
Wireless services	89	132	(32.6)%	459	535	(14.2)%
Total mass markets	1,376	1,487	(7.5)%	5,740	5,979	(4.0)%
Wholesale markets (2):
Data and Internet services	357	346	3.2%	1,411	1,380	2.2%
Voice services	432	500	(13.6)%	1,860	2,129	(12.6)%
Total wholesale markets	789	846	(6.7)%	3,271	3,509	(6.8)%
Total segment operating revenue	3,215	3,338	(3.7)%	13,110	13,400	(2.2)%
Other revenue (primarily USF surcharges)	100	97	3.1%	365	378	(3.4)%
Total operating revenue	$3,315	$3,435	(3.5)%	$13,475	$13,778	(2.2)%
Segment margins (1):
Business markets	37.5%	36.0%		37.1%	39.2%
Mass markets	53.5%	46.9%		49.8%	48.0%
Wholesale markets	61.7%	60.5%		58.1%	56.9%

Capital expenditures (3):	$361	$505	(28.5)%	$1,777	$1,669	6.5%

	December 31,
	2008	2007	% Change
	(Amounts in thousands, except for employees)
Operating metrics:

Total employees	32,937	36,843	(10.6)%

Access lines (1):
Business markets	2,636	2,791	(5.6)%
Mass markets	7,796	8,707	(10.5)%
Wholesale markets (4)	1,133	1,291	(12.2)%
Total access lines	11,565	12,789	(9.6)%

Mass markets connections:
Access lines (1):
Consumer primary lines	5,961	6,705	(11.1)%
Consumer additional lines	543	660	(17.7)%
Small business lines	1,292	1,342	(3.7)%
Total access lines	7,796	8,707	(10.5)%
Other connections:
Broadband subscribers (5)	2,847	2,611	9.0%
Video subscribers (5)	798	649	23.0%
Wireless subscribers	717	824	(13.0)%
Total other connections	4,362	4,084	6.8%
Total mass markets connections	12,158	12,791	(4.9)%

ATTACHMENT D

(CONTINUED)

QWEST COMMUNICATIONS INTERNATIONAL INC.

SELECTED CONSOLIDATED DATA

(UNAUDITED)

	Three Months Ended December 31,
	2008	2007	% Change
Consumer ARPU (in dollars) (6):	$57	$54	5.6%
Wholesale minutes of use from carriers and CLECs (in millions)	9,440	10,448	(9.6)%

(1) During the first quarter of 2008, we changed our segments. Our new segments are business markets, mass markets and wholesale markets. We centrally manage revenue from USF (Universal Service Fund) surcharges, consequently, it is not assigned to any of our segments. We have adjusted all prior period revenue amounts to conform to the current period presentation. We have also adjusted access line amounts to conform to this new presentation.

Segment margin represents segment income as a percentage of segment revenue.  Segment income is net of direct costs incurred by the segment, such as segment specific employee-costs, bad debt, equipment sales costs and other non-employee related costs.  Additionally, we assign other expenses to the segments using an activity-based costing methodology.  Assigned expenses include network expenses, facility costs, and various other costs.

(2) Long-distance services revenue, primarily in our wholesale markets segment, of $88 million and $93 million, was reclassified from data and Internet services revenue to voice services revenue for the years ended December 31, 2008 and 2007, respectively.

(3) Capital expenditures exclude assets acquired through capital leases.

(4) Wholesale markets access lines include UNE (Unbundled Network Elements) lines.

(5) Broadband and video subscribers include certain business markets customers.

(6) Consumer ARPU (Average Revenue Per Unit) is measured as consumer revenue, which includes revenue from data, Internet and video services and voice services, in the period divided by the average number of primary access lines for the period. We believe this metric can be a useful measure of the revenue performance of our consumer business within our mass markets segment on a per-customer basis. We use ARPU internally to assess the revenue performance of our consumer business within our mass markets segment and the impact on this business of periodic customer initiatives and product roll-outs. ARPU is not a measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, and should not be considered as a substitute for our mass markets segment revenue or any other measure determined in accordance with GAAP. During the first quarter of 2008, we revised the consumer ARPU calculation to exclude Universal Service Fund revenue, which was previously reported in voice services revenue. This change is consistent with our current presentation of segment revenue described above. We have adjusted all prior period amounts to conform to the current period presentation.

ATTACHMENT E

QWEST COMMUNICATIONS INTERNATIONAL INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(Dollars in millions)

Operating revenue	$3,315	$3,435	$13,475	$13,778
Cost of sales (exclusive of depreciation and amortization)	(1,023)	(1,184)	(4,585)	(4,703)
Selling expenses	(551)	(546)	(2,208)	(2,162)
General, administrative and other operating expenses	(581)	(568)	(2,231)	(2,698)
EBITDA (1)	$1,160	$1,137	$4,451	$4,215

EBITDA—as adjusted (2):	$1,179	$1,137	$4,547	$4,608
Less: Legal reserve	—	—	(40)	(393)
Less: Property tax settlement	—	—	40	—
Less: Realignment, severance and related costs	(19)	—	(96)	—

EBITDA (1):	1,160	1,137	4,451	4,215
Depreciation and amortization	(601)	(613)	(2,354)	(2,459)
Total other (expense) income—net	(256)	(264)	(998)	(1,092)
Income tax (expense) benefit	(118)	106	(418)	2,253
Net income	$185	$366	$681	$2,917

EBITDA margin—as adjusted (2):
EBITDA—as adjusted	$1,179	$1,137	$4,547	$4,608
Divided by total operating revenue	$3,315	$3,435	$13,475	$13,778
EBITDA margin—as adjusted	35.6%	33.1%	33.7%	33.4%

EBITDA margin (1):
EBITDA	$1,160	$1,137	$4,451	$4,215
Divided by total operating revenue	$3,315	$3,435	$13,475	$13,778
EBITDA margin	35.0%	33.1%	33.0%	30.6%

Free cash flow from operations (3):
Cash provided by operating activities	$908	$900	$2,931	$3,026
Less: expenditures for property, plant and equipment and capitalized software	(361)	(505)	(1,777)	(1,669)
Free cash flow from operations	547	395	1,154	1,357
Add: certain one-time settlement payments	46	245	285	445
Adjusted free cash flow from operations	$593	$640	$1,439	$1,802

ATTACHMENT E

(CONTINUED)

QWEST COMMUNICATIONS INTERNATIONAL INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

	December 31,
	2008	2007
	(Dollars in millions)
Net debt (4):
Current portion of long-term borrowings	$820	$601
Long-term borrowings—net	12,839	13,650
Total borrowings—net	13,659	14,251
Less: cash and cash equivalents	(565)	(902)
Less: current investments	(10)	(79)
Less: non-current investments	(100)	(126)
Net debt	$12,984	$13,144

Ratio of net debt to EBITDA—as adjusted (5):
Total net debt	$12,984	$13,144
Divided by EBITDA—as adjusted	$4,547	$4,608
Ratio of net debt to EBITDA—as adjusted	2.9	2.9

(1) EBITDA and EBITDA margin are non-GAAP financial measures.  Other companies may calculate these measures (or similarly titled measures) differently. We believe these measures provide useful information to investors in evaluating our capital-intensive business because they reflect our operating performance before the impacts of non-cash items and are indicators of our ability to service debt, pay taxes and fund discretionary spending such as capital expenditures. Management also uses EBITDA for a number of purposes, including setting targets for compensation and assessing the performance of our operations.

(2) EBITDA—as adjusted and EBITDA margin—as adjusted are non-GAAP financial measures that reflect our operating performance before the impacts of certain non-cash items and after removing the effects of items that we believe are not representative of our core ongoing telecommunications operations, such as severance charges, restructuring charges and charges for securities-related litigation.  We provide this information to supplement our GAAP financial measures because we believe that investors commonly use this information to analyze the results of our core operations, to identify financial trends in these results and to compare our operating performance to that of our competitors.  Management also uses these measures for a number of purposes, including setting targets for compensation and assessing the performance of our operations.

(3) Free cash flow and adjusted free cash flow from operations are non-GAAP financial measures that indicate cash generated by our business after operating expenses, capital expenditures, interest expense and income tax expense/benefit. We believe these measures provide useful information to our investors for purposes of evaluating our ability to satisfy our debt and other mandatory payment obligations and because they reflect cash flows available for financing activities and voluntary debt repayment.  This is of particular relevance for our business given our significant debt balance. We also use free cash flow and adjusted free cash flow from operations internally for a variety of purposes, including setting targets for compensation and budgeting our cash needs. These measures are not determined in accordance with GAAP and should not be considered as a substitute for “income before income taxes” or “cash provided by operating activities” or any other measure determined in accordance with GAAP.  Due to the forward-looking nature of expected free cash flow amounts for 2009, information to reconcile this non-GAAP financial measure is not available at this time.

(4) Net debt is a non-GAAP financial measure that we calculate as our total borrowings (current plus long-term) less our cash and cash equivalents and current and non-current investments.  We believe net debt is helpful in analyzing our leverage, and management uses this measure in making decisions regarding potential financings.  Net debt is not a measure determined in accordance with GAAP and should not be considered as a substitute for “current portion of long-term borrowings” or “long-term borrowings” or any other measure determined in accordance with GAAP.

(5) The ratio of net debt to EBITDA—as adjusted is a non-GAAP financial measure that we calculate as net debt divided by a rolling four quarters of EBITDA—as adjusted. Other companies may calculate this measure differently. We believe this measure provides useful information to our investors about our debt level relative to our performance and about our ability to meet our financial obligations.